Exhibit 3.1

AMENDED AND RESTATED CHARTER

OF

CREXUS INVESTMENT CORP.

ARTICLE I

The corporation was formed under the general laws of the State of Maryland.

ARTICLE II

The name of the corporation (which is hereinafter called the “Corporation”) is CreXus Investment Corp.

ARTICLE III

The purpose for which the Corporation is formed is to engage in any lawful business or other activity for which corporations may be incorporated under the Maryland General Corporation Law, as amended from time to time.

ARTICLE IV

The address of the principal office of the Corporation in the State of Maryland is:

c/o CSC-Lawyers Incorporating Service Company\
7 St. Paul Street, Suite 1660
Baltimore, Maryland  21202

ARTICLE V

The name and address of the resident agent of the Corporation in the State of Maryland are:

CSC-Lawyers Incorporating Service Company
7 St. Paul Street, Suite 1660
Baltimore, Maryland  21202

The resident agent is a Maryland corporation.

ARTICLE VI

The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of stock, all of which are designated as common stock, with a par value of $0.01 per share and an aggregate par value of $10.00.  The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter of the Corporation (the “Charter”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

ARTICLE VII

The number of directors of the Corporation currently is one, which number may be increased or decreased as provided in the Bylaws of the Corporation, but will never be less than the minimum number required by Maryland General Corporation Law or more than thirteen. The current director is:

Rose-Marie Lyght

The Board of Directors may increase or decrease the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise.

ARTICLE VIII

(a)                      The Corporation reserves the right to make any amendment of the Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.

(b)                      The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

(c)                      The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

ARTICLE IX

Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Article VIII or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

ARTICLE X

The Corporation shall indemnify (A) its directors and officers to the fullest extent permitted by Maryland law (including for acts or omissions while serving at the request of the Corporation as a director or officer of another entity and including advancement of expenses to the full extent permitted by law) and (B) its other employees or agents to the extent authorized by the Corporation’s Board of Directors or provided in its Bylaws.  These rights of indemnification will not be exclusive of any other indemnification to which a person may be entitled.  No amendment or repeal of this Charter or any of its provisions will limit or eliminate a person’s right to indemnification with regard to acts or omissions which take place before that amendment or repeal.

ARTICLE XI

To the fullest extent permitted by Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer or former director or officer of the Corporation will be personally liable to the Corporation or its stockholders for money damages. No amendment or repeal of this Article, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XII

Notwithstanding any provision of the Maryland General Corporation Law requiring that a matter be authorized or approved by more than a majority of the total votes of all classes, or of any class, of capital stock of the Corporation, except as otherwise provided in this Charter, the matter will be duly authorized or approved if it receives the affirmative vote of a majority of all the votes entitled to be cast on the matter.

ARTICLE XIII

The duration of the Corporation shall be perpetual.